                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                               September 30, 1998
                                  (Unaudited)
                    (In thousands, except per share amounts)


                                                                      EXHIBIT 11


                                                          Basic                        Diluted
                                                 ------------------------      -----------------------
                                                   Q-T-D          Y-T-D          Q-T-D          Y-T-D
                                                 --------       --------       --------       --------
Net income                                       $ 10,962       $ 56,275       $ 10,962       $ 56,275
  Interest expense on convertible
    subordinated debentures                                                          85            241
  Tax effect @ 37.90% for the quarter                                               (32)           (91)
    and year to date
                                                 --------       --------       --------       --------
Net income                                       $ 10,962       $ 56,275       $ 11,015       $ 56,425
                                                 ========       ========       ========       ========


Average shares outstanding                        102,947        102,452        102,947        102,452
Effect of stock options                                                           1,561          1,827
Convertible subordinated debentures                                                 698            743
                                                                               --------       --------
  Diluted average shares outstanding                                            105,206        105,022
                                                                               ========       ========
Earnings per share:
  Net Income                                     $   0.11       $   0.55       $   0.10       $   0.54
                                                 ========       ========       ========       ========
